Exhibit 10.3

LINCOLN ELECTRIC HOLDINGS, INC.
NON-EMPLOYEE DIRECTORS’
DEFERRED COMPENSATION PLAN
(AS AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2008)

THE LINCOLN ELECTRIC HOLDINGS, INC.
NON-EMPLOYEE DIRECTORS’
DEFERRED COMPENSATION PLAN
(AS AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2008)
ARTICLE I
PURPOSE
     The Lincoln Electric Company Non-Employee Directors’ Compensation Plan (the “Original Plan”) was established by The Lincoln Electric Company effective as of May 24, 1995 to allow directors of the Corporation to defer a portion of their Directors’ Fees. As of June 2, 1998, the date of the reorganization of The Lincoln Electric Company, the name of the Original Plan was changed to the Lincoln Electric Holdings, Inc. Non-Employee Directors’ Deferred Compensation Plan. Effective as of December 31, 2008, this Lincoln Electric Holdings, Inc. Non-Employee Directors’ Deferred Compensation Plan (the “Plan”) is hereby amended and restated.
     The Plan is intended to comply with Section 409A of the Code, and shall be construed and interpreted in accordance with such intent.
     It is intended that the Plan will aid in attracting and retaining Directors of exceptional ability by providing this benefit. The terms and conditions of the Plan are set forth below.
ARTICLE II
DEFINITIONS AND CONSTRUCTION
     Section 2.1 Definitions. Whenever the following terms are used in this Plan they shall have the meanings specified below unless the context clearly indicates to the contrary:
          (a) “Account”: The bookkeeping account maintained for each Director showing his or her interest under the Plan.
          (b) “Accounting Date”: December 31 of each year and the last day of any calendar quarter in which a Director’s Settlement Date occurs.
          (c) “Accounting Period”: The period beginning on the day immediately following an Accounting Date and ending on the next following Accounting Date.
          (d) “Administrator”: The committee established pursuant to the provisions of Section 7.1.
          (e) “Annual Retainer”: The annual cash retainer earned by a Director for services as a Director of the Corporation.

          (f) “Beneficiary”: The person or persons (natural or otherwise), within the meaning of Section 6.5, who are entitled to receive distribution of the Director’s Account balance in the event of the Director’s death.
          (g) “Board”: The Board of Directors of the Corporation.
          (h) “Code": The Internal Revenue Code of 1986, as amended from time to time, and any rules and regulations promulgated thereunder. Any reference to a provision of the Code shall also include any successor provision that modifies, replaces or supersedes it.
          (i) “Committee”: The Compensation & Executive Development Committee of the Board.
          (j) “Corporation”: Lincoln Electric Holdings, Inc., an Ohio corporation or any successor or successors thereto.
          (k) “Deferral Commitment”: An agreement by a Director to have a specified percentage or dollar amount of his or her Fees deferred under the Plan.
          (l) “Deferral Period”: The Plan Year for which a Director has elected to defer a portion of his or her Fees.
          (m) “Director”: An individual duly elected or chosen as a director of the Corporation who is not also an employee of the Corporation or its subsidiaries.
          (n) “Effective Date”: This Plan was originally established effective May 24, 1995. This amended and restated Plan shall be effective as of December 31, 2008.
          (o) “Fees”: The Annual Retainer and Other Compensation.
          (p) “Investment Funds”: Has the meaning set forth in Section 5.3.
          (q) “Investment Request”: An investment preference request filed by a Director which (i) shall apply with respect to contributions credited to the Director’s Account until the timely filing of a subsequent Investment Request and (ii) shall determine the manner in which such credited contributions shall be initially allocated by the Director among the various Investment Funds within the Plan. A subsequent Investment Request may be submitted in writing (or in an electronic format) to the Administrator by the Director. Such Investment Request will be effective on the first business day of the next calendar month following receipt by the Administrator of such Investment Request.
          (r) “Investment Re-Allocation Request”: An investment preference request filed by a Director which shall re-direct the manner in which earlier credited amounts to a Director’s Account, as well as any appreciation (or depreciation) to-date, are invested within the deemed Investment Funds available in the Plan. An Investment Re-Allocation Request may be submitted in writing (or in an electronic format) to the Administrator by the Director. Such Investment Re-Allocation Request will be effective on the first business day of the next calendar month with respect to the balance of the Director’s Account following receipt by the Administrator of such Investment Re-Allocation Request.
          (s) “Other Compensation”: The meeting and other cash fees earned by a Director for services as a Director of the Corporation, other than the Annual Retainer.
          (t) “Participation Agreement”: The Agreement submitted by a Director to the Administrator with respect to one (1) or more Deferral Commitments.
          (u) “Plan”: The Plan set forth in this instrument as it may, from time to time, be amended.
          (v) “Plan Year”: The twelve (12)-month period beginning January 1 through December 31; provided that the first plan year began on May 24, 1995 and ended on December 31, 1995.
          (w) “Section 409A”: Section 409A of the Code and any proposed, temporary or final regulations, and any notices or other guidance, promulgated with respect to Section 409A.
          (x) “Settlement Date”: The date on which a Director separates from service (within the meaning of Section 409A) as a Director. Settlement Date will also include a date selected by the Director pursuant to Section 6.3.
          (y) “Subsequent Deferral Rule”: Any subsequent election (other than modifications on account of disability or death) that alters the payment form or the date of distribution designated in the Director’s original Participation Agreement (i) may not take effect for at least twelve (12) months; (ii) must be made at least twelve (12) months prior to the due date of the first payment under the Director’s original Participation Agreement; and (iii) must extend payment of a Director’s Account at least five (5) years from the due date of the first payment under the Director’s original Participation Agreement.
     Section 2.2 Construction. The masculine or feminine gender, where appearing in the Plan, shall be deemed to include the opposite gender, and the singular may include the plural, unless the context clearly indicates to the contrary. The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire Plan, and not to any particular provision or Section.
ARTICLE III
PARTICIPATION AND DEFERRALS
     Section 3.1 Eligibility and Participation.
          (a) Eligibility. Eligibility to participate in the Plan for any Deferral Period is limited to Directors.

          (b) Participation. A Director may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Agreement to the Administrator by the last business day immediately preceding the applicable Deferral Period.
          (c) Initial Year of Participation. In the event that an individual first becomes a Director during a Plan Year and wishes to elect a Deferral Commitment with respect to the Fees earned by and payable to the individual during such Plan Year, a Participation Agreement must be submitted to the Administrator no later than thirty (30) days following such individual’s becoming a Director. Any Deferral Commitment elected in such Participation Agreement shall be effective only with regard to Fees earned following the submission of the Participation Agreement to the Administrator. If a Director does not submit a Participation Agreement within such period of time, such individual will not be eligible to participate in the Plan until the first day of a Deferral Period subsequent to the Deferral Period in which the individual became a Director.
          (d) Termination of Participation. Participation in the Plan shall continue as long as the Director is eligible to receive benefits under the Plan.
          (e) Participation for 2006. Notwithstanding any other provision of the Plan to the contrary, in the event that a Director wishes to elect a Deferral Commitment with respect to the Fees earned by and payable to the Director during the Plan Year beginning January 1, 2006, a Participation Agreement must be submitted to the Administrator on or before December 31, 2005. Any Deferral Commitments elected in such Participation Agreement shall be effective only with regard to Fees that have not been paid or become payable at December 31, 2005. If a Director does not submit a Participation Agreement within such period of time, such individual will not be eligible to participate in the Plan until the first day of a Deferral Period subsequent to the 2006 Plan Year.
     Section 3.2 Amount of Deferral. With respect to each Plan Year, a Director may elect to defer a specified dollar amount or percentage of his or her Fees. For the first Plan Year, a Director may elect to defer all or any portion of his or her Fees earned or payable after the later of the effective date of the Participation Agreement or the date of filing the Participation Agreement with the Administrator. A Director may change the dollar amount or percentage of his or her Fees to be deferred by filing a written notice thereof with the Administrator. Any such change shall be effective as of the first day of the Plan Year immediately succeeding the Plan Year in which such notice is filed with the Administrator.
ARTICLE IV
DIRECTORS’ ACCOUNTS
     Section 4.1 Establishment of Accounts. The Corporation, through its accounting records, shall establish an Account for each Director who elects to participate in the Plan. In addition, the Corporation may establish one (1) or more sub-accounts of a Director’s Account, if the Corporation determines that such sub-accounts are necessary or appropriate in administering the Plan.
     Section 4.2 Crediting of Deferred Fees. A Director’s Fees that are deferred pursuant to a Deferral Commitment shall be credited to the Director’s Account within thirty (30) days following the date the corresponding non-deferred portion of his or her Fees would have been paid to the Director. Any withholding of taxes or other amounts with respect to any deferred Fees that is required by state, federal or local laws shall be withheld from the Director’s non-deferred Fees, or if none, then the Director’s Deferred Commitment shall be reduced by the amount of such withholding.
     Section 4.3 Determination of Accounts.
          (a) Determination of Accounts. The amount credited to each Director’s Account as of a particular date shall equal the deemed balance of such Account as of such date. The balance in the Account shall equal the amount credited pursuant to Section 4.2, and shall be adjusted in the manner provided in Section 4.4.
          (b) Accounting. The Corporation, through its accounting records, shall maintain a separate and distinct record of the amount in each Account as adjusted to reflect income, gains, losses, withdrawals and distributions.
     Section 4.4 Adjustments to Accounts.
          (a) Each Director’s Account shall be debited with the amount of any distributions under the Plan to or on behalf of the Director or, in the event of his or her death, his or her Beneficiary during the Accounting Period ending on such Accounting Date.
          (b) The Director’s Account shall next be credited or debited, as the case may be, on a daily basis with the performance of each deemed Investment Fund based on the manner in which the balance of such Director’s Account has been allocated among the deemed Investment Funds provided for in Article V. The performance of each deemed Investment Fund (either positive or negative) will be determined by the Administrator, in its sole discretion.
          (c) Earnings on any amounts deemed to have been invested in any deemed Investment Fund will be deemed to have been reinvested as the Committee so determines.
     Section 4.5 Statement of Accounts. As soon as practicable after the end of each Plan Year, a statement shall be furnished to each Director or, in the event of his or her death, to his or her Beneficiary showing the status of his or her Account as of the end of the Plan Year, any changes in his or her Account since the end of the immediately preceding Plan Year, and such other information as the Administrator shall determine.
     Section 4.6 Vesting of Accounts. Subject to Section 5.1, each Director shall at all times have a nonforfeitable interest in his or her Account balance.

ARTICLE V
FINANCING OF BENEFITS
     Section 5.1 Financing of Benefits. Benefits payable under the Plan to a Director or, in the event of his or her death, to his or her Beneficiary shall be paid by the Corporation from its general assets. The payment of benefits under the Plan represents an unfunded, unsecured obligation of the Corporation. Notwithstanding the fact that the Directors’ Accounts may be adjusted by an amount that is measured by reference to the performance of any deemed Investment Funds as provided in Section 5.3, no person entitled to payment under the Plan shall have any claim, right, security interest or other interest in any fund, trust, account, insurance contract or asset of the Corporation which may be responsible for such payment.
     Section 5.2 Security For Benefits. Notwithstanding the provisions of Section 5.1, nothing in this Plan shall preclude the Corporation from setting aside amounts in trust (the “Trust”) pursuant to one (1) or more trust agreements between a trustee and the Corporation. However, no Director or Beneficiary shall have any secured interest or claim in any assets or property of the Corporation or the Trust and all funds contained in the Trust shall remain subject to the claims of the Corporation’s general creditors.
     Section 5.3 Deemed Investments. The Committee may designate one (1) or more separate investment funds or vehicles or measures for crediting earnings, including, without limitation, certificates of deposit, mutual funds, money market accounts or funds, limited partnerships, or debt or equity securities, including equity securities of the Corporation (measured by market value, book value or any formula selected by the Committee), in which the amount credited to a Director’s Account will be deemed to be invested (collectively, the “Investment Funds”). An Investment Request or Investment Re-Allocation Request will advise the Administrator as to the Director’s preference with respect to Investment Funds for all or some portion of the amounts credited to a Director’s Account in specified multiples of one percent (1%).
     Section 5.4 Change of Investment Request Election.
          (a) A Director may change his or her Investment Request prospectively as of the first business day of any calendar month by giving the Administrator prior written notice (or in an electronic format) by filing an Investment Request, with respect to contributions subsequently credited to a Director’s Account.
          (b) A Director may change his or her Investment Re-Allocation Request prospectively as of the first business day of any calendar month by giving the Administrator prior written notice (or in an electronic format) by filing an Investment Re-Allocation Request, with respect to all or a portion of the Director’s Account.
          (c) The Administrator may, but is under no obligation to, deem the amounts credited to a Director’s Account to be invested in accordance with the Investment Request or Investment Re-Allocation Request made by the Director, or the Committee may, instead, in its sole discretion, deem such Account to be invested in any deemed Investment Funds selected by the Committee.
          (d) Notwithstanding any provision of the Plan to the contrary:
               (i) The Administrator, in its sole and absolute discretion (but subject to the requirements of applicable law) may temporarily suspend, in whole or in part, certain Plan transactions, including without limitation, the right to change investment preference allocation elections and/or the right to receive a distribution or withdrawal from a Director’s Account in the event of any conversion, change in recordkeepers, change in Investment Funds and/or Plan merger, spin-off or similar corporate change.
               (ii) In the event of a change in Investment Funds and/or a Plan merger, spin-off or similar corporate change, the Administrator, in its sole and absolute discretion may decide to map investments from a Director’s prior investment preference allocation elections to the then available Investment Funds under the Plan. In the event that investments are mapped in this manner, the Director will be permitted to reallocate funds among the Investment Funds (in accordance with this Section 5.4) after the suspension period described in Section 5.4(d)(i), if any, has ended.
ARTICLE VI
DISTRIBUTION OF BENEFITS
     Section 6.1 Settlement Date. A Director or, in the event of his or her death, his or her Beneficiary will be entitled to distribution of the balance of his or her Account, as provided in this Article VI, following his or her Settlement Date or Dates.
     Section 6.2 Amount to be Distributed. The amount to which a Director or, in the event of his or her death, his or her Beneficiary is entitled in accordance with the following provisions of this Article shall be based on the Director’s adjusted account balance determined as of the Accounting Date coincident with or next following his or her Settlement Date or Dates.
     Section 6.3 In-Service Distribution. A Director may elect to receive an in-service distribution of his or her deferred Fees for any Deferral Period in a single lump sum payment on a date which is at least one (1) year after the end of such Deferral Period. A Director’s election of an in-service distribution shall be filed in writing with the Administrator at the same time as is filed his or her election to participate as provided in Section 3.1. Any benefits paid to the Director as an in-service distribution shall reduce the Director’s Account. Any changes to the foregoing election shall be subject to the Subsequent Deferral Rule.
     Section 6.4 Form of Distribution.
          (a) As soon as practicable after the end of the Accounting Period in which a Director’s Settlement Date occurs, but in no event later than thirty (30) days following the end of such Accounting Period (or in the case of a Settlement Date selected by the Director pursuant to Section 6.3, no later than such specified date), the Corporation shall commence distribution or cause distribution to be commenced, to the Director or, in the event of his or her death, to his or her Beneficiary, of the balance of the Director’s Account, as determined under Section 6.2, under one (1) of the forms provided in this Section. Notwithstanding the foregoing, if elected by the Director in his or her Participation Agreement and provided that the form of the distribution for all prior elections is in the form of a lump sum distribution, the distribution of the Director’s Account may commence at the beginning of the second calendar year commencing after the Director’s separation from service as a Director.
          (b) Distribution of a Director’s Account following his or her termination as a Director shall be made in one (1) of the following forms as elected by the Director in his or her Participation Agreement:
               (i) by payment in cash in five (5) annual installments, with each installment being designated a “separate payment” as described in Treasury Regulation §1.409A-2(b)(2)(iii); or
               (ii) by payment in cash in ten (10) annual installments, with each installment being designated a “separate payment” as described in Treasury Regulation §1.409A-2(b)(2)(iii); or
               (iii) by payment in cash in fifteen (15) annual installments, with each installment being designated a “separate payment” as described in Treasury Regulation §1.409A-2(b)(2)(iii); or
               (iv) by payment in cash in a single lump sum;
provided, however, that in the event of a Director’s death, if the balance in his or her Account is then less than $35,000, such balance shall be distributed in a single lump sum payment. If the Director fails to select a form of distribution with respect to any Deferral Commitment, such amount shall be paid in a lump sum at the time of such Director’s separation from service.
          (c) The Director’s election of the form and date of distribution shall be provided for in the Director’s Participation Agreement. Subject to the Subsequent Deferral Rule, any such election may be changed by the Director without the consent of any other person by filing a later signed written election with the Administrator.
          (d) The amount of each installment shall be equal to the quotient obtained by dividing the Director’s Account balance as of the date of such installment payment by the number of installment payments remaining to be made to or in respect of such Director at the time of calculation.
     Section 6.5 Beneficiary Designation. As used in the Plan the term “Beneficiary” means:
          (a) The last person designated as Beneficiary by the Director in a written notice on a form prescribed by the Administrator;
          (b) If there is no designated Beneficiary or if the person so designated shall not survive the Director, such Director’s spouse; or

          (c) If no such designated Beneficiary and no such spouse is living upon the death of a Director, or if all such persons die prior to the full distribution of the Director’s Account balance, then the legal representative of the last survivor of the Director and such persons, or, if the Administrator shall not receive notice of the appointment of any such legal representative within one (1) year after such death, the heirs-at-law of such survivor (in the proportions in which they would inherit his or her intestate personal property) shall be the Beneficiaries to whom the then remaining balance of the Director’s Account shall be distributed.
Prior to the Director’s death, any Beneficiary designation may be changed from time to time by like notice similarly delivered. No notice given under this Section shall be effective unless and until the Administrator actually receives such notice.
     Section 6.6 Facility of Payment. Whenever and as often as any Director or his or her Beneficiary entitled to payments hereunder shall be under a legal disability or, in the sole judgment of the Administrator, shall otherwise be unable to apply such payments to his or her own best interests and advantage, the Administrator in the exercise of its discretion may direct all or any portion of such payments to be made in any one (1) or more of the following ways: (i) directly to him; (ii) to his or her legal guardian or conservator; or (iii) to his or her spouse or to any other person, to be expended for his or her benefit; and the decision of the Administrator, shall in each case be final and binding upon all persons in interest.
     Section 6.7 Transitional Relief for 2008. Notwithstanding anything herein to the contrary, a Director (i) must designate the time and form of distribution to the extent not previously so elected and/or (ii) may make a new election to change a previously filed election with respect to the time and form of distribution, in each case, no later than December 31, 2008. Any Director who fails to deliver a new payment election as provided in clause (ii) above shall continue to participate in the Plan in accordance with his or her prior distribution elections, which shall be administered in accordance with Section 409A. Any subsequent election made after December 31, 2008 will be subject to the Subsequent Deferral Rule.
ARTICLE VII
ADMINISTRATION, AMENDMENT AND TERMINATION
     Section 7.1 Administration. The Plan shall be administered by an Administrator consisting of one (1) or more persons who shall be appointed by and serve at the pleasure of the Board. The Administrator shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, to construe and interpret the Plan and determine the amount and time of payment of any benefits hereunder. The Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be counsel to the Corporation. The Administrator shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided under the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan. No member of the Administrator shall act in respect of his or her own Account. All decisions and determinations by the Administrator shall be final and binding on all parties. All decisions of the Administrator shall be made by the vote of the majority, including actions in writing taken without a meeting. All elections, notices and directions under the Plan by a Director shall be made on such forms as the Administrator shall prescribe.
     Section 7.2 Amendment and Termination.
          (a) In General. The Plan may be amended from time to time or may be terminated at any time by the Board. Except as provided in Section 7.2(b), no amendment or termination of the Plan, however, may adversely affect the amount or timing of payment of any person’s benefits accrued under the Plan to the date of amendment or termination without such person’s written consent.
          (b) Compliance with Section 409A. (1) It is intended that the Plan comply with the provisions of Section 409A, so that the income inclusion provisions of Section 409A do not apply to the Directors. The Plan and each Participation Agreement and Deferral Commitment shall be administered in a manner consistent with this intent.
          (2) Neither a Director nor any of a Director’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Director or for a Director’s benefit under the Plan may not be reduced by, or offset against, any amount owing by a Director to the Corporation or any of its affiliates.
          (c) Notwithstanding any provision of the Plan and Participation Agreements and Deferral Commitments to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Corporation reserves the right to make amendments to the Plan and Participation Agreements and Deferral Commitments as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, a Director shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Director or for a Director’s Account in connection with the Plan (including any taxes and penalties under Section 409A), and neither the Corporation nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Director harmless from any or all of such taxes or penalties.
     Section 7.3 Successors. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Corporation expressly to assume and to agree to perform this Plan in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place. This Plan shall be binding upon and inure to the benefit of the Corporation and any successor of or to the Corporation, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Corporation whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Corporation” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Director.

     Section 7.4 Expenses. All expenses of the Plan shall be paid by the Corporation from funds other than those deemed Investment Funds as provided in Section 5.3, except that brokerage commissions and other transaction fees and expenses relating to the investment of deemed assets and investment fees attributable to commingled investment of such assets shall be paid from or charged to such assets or earnings thereon.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 No Continuing Right as Director. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any Director any right to continue as a Director of the Corporation or any subsidiary of the Corporation.
     Section 8.2 Applicable Law. All questions arising in respect of the Plan, including those pertaining to its validity, interpretation and administration, shall be governed, controlled and determined in accordance with the applicable provisions of federal law and, to the extent not preempted by federal law, the laws of the State of Ohio.
     Section 8.3 Interests Not Transferable. No person shall have any right to commute, encumber, pledge or dispose of any interest herein or right to receive payments hereunder, nor shall such interests or payments be subject to seizure, attachment or garnishment for the payments of any debts, judgments, alimony or separate maintenance obligations or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise, all payments and rights hereunder being expressly declared to be nonassignable and nontransferable.
     Section 8.4 Severability. Each section, subsection and lesser section of this Plan constitutes a separate and distinct undertaking, covenant and/or provision hereof. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Plan shall finally be determined to be unlawful, such provision shall be deemed severed from this Plan, but every other provision of this Plan shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intention of the parties hereto to the extent permissible under law.
     Section 8.5 Withholding of Taxes. The Corporation may withhold or cause to be withheld from any amounts payable under this Plan all federal, state, local and other taxes as shall be legally required.

     IN WITNESS WHEREOF, Lincoln Electric Holdings, Inc. has caused this amendment and restatement of the Lincoln Electric Holdings, Inc. Non-Employee Directors’ Deferred Compensation Plan to be executed in its name as of December 31, 2008.

LINCOLN ELECTRIC HOLDINGS, INC.
By:	/s/ Gretchen A. Farrell
Its: Vice President, Human Resources